Exhibit 10.26(B)

[MIRNA THERAPEUTICS LETTERHEAD]

This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 25th day of April, 2016 (the “Effective Date”) by and between Mirna Therapeutics, Inc., a Delaware corporation (the “Company”) and Vincent J. O’Neill, M.D. (“Employee”).

WITNESSETH

WHEREAS, the Company desires to employ Employee as its Chief Medical Officer on the terms and subject to the conditions set forth herein, and Employee desires to accept such employment;

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	Employment.

a.
The Company hereby employs Employee and Employee hereby accepts employment as the Chief Medical Officer of the Company, subject to the direction of the Chief Executive Officer of the Company. Employee agrees that he shall perform and discharge well and faithfully the duties and responsibilities that are assigned to him by the Chief Executive Officer of the Company from time to time, which shall include, but are not limited to, designing and implementing the Company’s clinical programs, working with the Board of Directors of the Company (the “Board”), management, and Scientific Advisory Board to establish a clinical development strategy, communicating with the medical, regulatory, investor and customer communities concerning the Company’s capabilities and therapeutic offerings, assuring delivery of quality medical care by the Company and its representatives, and facilitating interactions between medical staff and the Company in connection with the development of the Company’s therapeutic offerings. Employee recognizes that he owes a duty of loyalty to the Company and agrees to act only in the best interests of the Company and to devote such of his time, attention and energy to the business of the Company, and any of its subsidiaries or affiliates as may be required to perform the duties and responsibilities assigned to him by the Chief Executive Officer of the Company, to the best of his ability and with requisite diligence.

b.
Employee agrees to comply in all material respects, at all times during the Term (as defined in Section 2 below), with all applicable policies, rules and regulations of the Company, including but not limited to the Company’s Insider Trading Policy and Code of Business Conduct and Ethics.

2.
Term. This Agreement shall commence on the Effective Date and, unless earlier terminated as provided herein, shall automatically renew for successive one-year periods on the anniversary of the Effective Date (the “Term”).

3.	Compensation.

Exhibit 10.26(B)

a.
The Company shall pay to Employee a yearly annual salary of $340,000 (the “Base Salary”), less all applicable withholdings, which shall be paid pursuant to the Company’s payroll procedures as may exist from time to time. The Base Salary may be increased at the discretion of the Board.

b.
The Company shall pay to Employee a signing bonus in the amount of $60,000 (the “Signing Bonus”), to be paid on the first payroll date following the Effective Date. Notwithstanding the foregoing, Employee and the Company acknowledge and agree that the Signing Bonus will not be earned to any extent prior to the first anniversary of the Effective Date and will only be earned on the first anniversary of the date Employee commences employment with the Company if Employee remains actively employed by the Company through such anniversary, unless Employee is earlier terminated by the Company without Cause (as defined below). In the event that Employee resigns his employment with the Company on or prior to the first anniversary of the Effective Date, then Employee hereby agrees to repay in full to the Company the Signing Bonus, which such repayment shall occur no later than thirty (30) days after the date of Employee’s resignation of employment with the Company. Employee hereby authorizes the Company to immediately offset against and reduce any amounts otherwise due to him for any amounts in respect of the obligation to repay the Signing Bonus. As used herein, “Cause” means the occurrence of any of the following events, as determined by the Board or a committee designated by the Board, in its sole discretion: (A) the conviction of Employee by a court of competent jurisdiction of a crime involving moral turpitude; (B) the commission, or attempted commission, by Employee of an act of fraud on the Company; (C) the misappropriation, or attempted misappropriation, by Employee of any of the Company’s funds or property; (D) the failure by Employee to perform in any material respect his obligations under the terms of this Agreement, which such failure has gone unremedied within twenty (20) days after the Company provides Employee with written notice of such failure; (E) the knowing engagement by Employee, without written approval of the Board, in any activity which competes with the Company’s business or which would result in a material injury to the Company or which otherwise violates any provision of this Agreement or any confidentiality agreement; or (F) the knowing engagement by Employee in any activity that would constitute a material violation of the provisions of the Company’s business ethics policy, employee handbook or similar policies, if any, then in effect.

c.
During each fiscal year of the Term, Employee will be entitled to earn an annual bonus in the amount of up to 35% of Employee’s Base Salary upon the achievement of annual performance targets set by the Board (the “Target Bonus”). Employee’s annual performance targets will be established annually by the Board, or Compensation Committee of the Board, in its sole discretion. For the current fiscal year in which the Effective Date occurs, any Target Bonus earned will be prorated based upon the number of days elapsed in the current fiscal year. In order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), it is agreed that the Target Bonus (if any) shall be paid no later than March 15th of the calendar year immediately following the calendar year in which the fiscal year to which such Target Bonus relates ended.

Exhibit 10.26(B)

d.
Subject to the approval of the Board, the Company shall grant Employee an option to purchase up to 250,000 shares of common stock of the Company, which represents approximately 1.2% of the outstanding shares of common stock of the Company, at an exercise price equal to the closing price as reported on NASDAQ on the Effective Date. Vesting of such option will begin as of the Effective Date. Subject to the approval of the Board, provided that Employee continues to provide services to the Company through each vesting date, the option shall vest and become exercisable with respect to ¼ of the shares on the first anniversary of the Effective Date, and 1/48 of the shares on each monthly anniversary of the Effective Date thereafter, so that the option shall be exercisable with respect to 100% of the shares as of the four year anniversary of the vesting commencement date. The option will otherwise be subject to the Company’s equity incentive plan and an option agreement between the Company and Employee.

4.	Fringe Benefits; Expenses.

a.
Employee shall be eligible to participate in benefit plans and programs in which other similarly situated employees are eligible to participate and as may exist from time to time, such as medical, dental, vision, and supplemental life insurance. Employee’s participation in any benefit plan or program is subject to the terms and conditions of the applicable plan and program.

b.
The Company agrees to reimburse Employee for all reasonable, out-of-pocket expenses incurred by him in the performance of his duties, subject to the submission of appropriate documentation in accordance with the Company’s expense reimbursement policies as in existence from time to time. Employee is not permitted to receive a payment or benefit in lieu of reimbursement under this Section 4(b).

c.
Employee shall relocate his primary residence from the Cambridge, Massachusetts area to the Austin, Texas area during the first three months of the Term (“Relocation Period”). The Company shall reimburse Employee for reasonable and necessary documented relocation and moving expenses incurred during the Relocation Period (the “Relocation Expenses”). Such reimbursement shall be dependent upon Employee’s submission, within thirty (30) days after such expenses are incurred, of documentation reasonably acceptable to the Company that evidences such expenses. Reimbursement of the Relocation Expenses, if any, shall be made no later than forty-five (45) days after the Company’s receipt of approved documentation. In no event shall the Company reimburse Employee for Relocation Expenses in excess of $25,000. Notwithstanding the foregoing, Employee and the Company acknowledge and agree that the Relocation Expenses will not be earned to any extent prior to the first anniversary of the Effective Date and will only be earned on the first anniversary of the date Employee commences employment with the Company if Employee remains actively employed by the Company through such anniversary. In the event that Employee resigns his employment with the Company on or prior to the first anniversary of the Effective Date, then Employee hereby agrees to repay in full to the Company all Relocation Expenses for which he has been reimbursed, which such repayment shall occur no later than thirty (30) days after the date of Employee’s resignation of employment with the Company. Employee hereby authorizes the Company to immediately offset

Exhibit 10.26(B)

against and reduce any amounts otherwise due to him for any amounts in respect of the obligation to repay the Relocation Expenses.

5.
Confidentiality, Covenant Not To Compete and Arbitration. Employee has executed and agrees to comply with the Confidentiality, Covenant Not To Compete & Arbitration Agreement, attached hereto as Exhibit A, which is incorporated herein by reference.

6.	Termination. This Agreement and Employee’s employment may be terminated in any one of the following ways:

a.
At any time during the Term, the Company may, at its sole discretion, terminate Employee’s employment, with or without Cause. Such termination shall be effective on delivery of written notice to Employee of the Company’s election to terminate this Agreement under this Section 6. Employee shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

b.
This Agreement shall terminate automatically upon the death or Disability of Employee. A “Disability” is defined as Employee’s inability to perform the essential functions of his position, with reasonable accommodation, due to Employee’s illness or physical or mental impairment or other incapacity which continues for a period in excess of one hundred twenty (120) days (whether consecutive or not). The determination of Disability shall be made by the Board. If requested by the Company, Employee shall submit to a mental or physical examination to be performed by an independent physician selected by the Company following consultation with Employee to assist the Company in making such determination. Any refusal by Employee to submit to a mental or physical examination under this section, or to provide medical documentation necessary for the Company to make its determination, shall be deemed to constitute conclusive evidence of Employee’s Disability. Employee (or his estate or representative, if applicable) shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Employee shall not be entitled to any additional compensation subsequent to termination.

c.
At any time during the Term, Employee may retire or otherwise resign his employment with the Company provided that he first provides at least thirty (30) days prior written notice to the Company of his intent to terminate this Agreement, with the date of his retirement or resignation specified in such notice.

7.
Deemed Resignations. Unless otherwise agreed to in writing by the Company and Employee prior to the termination of Employee’s employment, any termination of Employee’s employment shall constitute (a) an automatic resignation of Employee as an officer of the Company and each affiliate of the Company (if applicable), and (b) an automatic resignation of Employee from the Board (if applicable), and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as the Company’s or such affiliate’s designee or other representative (if applicable).

Exhibit 10.26(B)

8.
No Breach of Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee and Employee’s employment by the Company and the performance of Employee’s duties hereunder shall not violate or be a breach of any agreement with a former employer, client or any other person or entity. Employee further represents and covenants that he will not bring to the Company or place on the Company’s computer systems any confidential, proprietary or legally protected information belonging to, or obtained from, any previous employer (“Prior Employer Information”) and under no circumstances shall Employee use or disclose Prior Employer Information in the course of his employment with the Company.

9.
Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause Employee to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and Employee shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Employee and the Company of the applicable provision without violating the provisions of Section 409A.

To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to Employee pursuant to this Agreement shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
Notwithstanding any provision of this Agreement to the contrary, if the payment of any amount or benefit under this Agreement would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided therein and the regulations thereunder, then any such amount or benefit that Employee would otherwise be entitled to during the first six months following Employee’s date of termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of Employee’s date of termination (or if the such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount or benefit can be paid or provided under Section 409A without being subject to such additional taxes and interest.

10.
Withholding of Taxes and Other Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

Exhibit 10.26(B)

11.
Assignment. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Employee, therefore, shall not assign all or any portion of Employee’s performance under this Agreement. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Employee recognizes that the Company may assign this Agreement.

12.
Notices. All notices or other communications that are required or may be delivered under this Agreement shall be in writing, and shall be deemed duly delivered on the same business day as delivery by hand or by fax with machine confirmation of complete transmission, or three (3) business days after delivery by deposit as United States certified mail return receipt requested, or the next business day after delivery by deposit with an overnight courier, to the parties hereto at the addresses set forth below (as the same may be changed from time to time by notice similarly given) or the last known business or residence address of such other person as may be designated by either party hereto in writing:

a.	If to the Company:
Mirna Therapeutics, Inc.
2150 Woodward St., Suite 100
Austin, Texas 78744
Attention: Paul Lammers, M.D., President & Chief Executive Officer

b.	If to Employee:

Vincent J. O’Neill, M.D.
[Address]

13.
Waiver of Breach. A waiver by the Company or Employee of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other breach by the other party.

14.
Governing Law. This Agreement shall be governed by the laws of the State of Texas, without regard to its or any other jurisdiction’s conflict of laws provisions. The Parties hereby submit to the jurisdiction of the Texas courts, both state and federal, in all matters concerning this Agreement.

15.
Severability. If one or more of the provisions of this Agreement shall be found to be illegal or invalid, it shall not affect the legality or validity of any of the remaining provisions. A court of competent jurisdiction shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the intention of the parties hereto with respect to the invalid or unenforceable term or provision.

16.
Entire Agreement; Amendment. This Agreement, including the attached Exhibit, constitutes and contains the entire agreement of the parties and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. This Agreement may be modified only by an agreement in writing executed by each of the parties hereto.

Exhibit 10.26(B)

17.
Eligibility. As required by applicable law, this offer and Agreement are subject to satisfactory proof of Employee’s right to work in the United States of America. It is required that Employee bring the appropriate documentation with Employee at the time of employment.

18.	Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

19.	Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
[Signature page follows]

Exhibit 10.26(B)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.

MIRNA THERAPEUTICS, INC.

By:    /s/ Paul Lammers
Name:    Paul Lammers, M.D., M.Sc.
Title:    President & Chief Executive Officer

VINCENT J. O’NEILL, M.D.

/s/ Vincent O'Neill